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                                                                      Exhibit 12

                        CENTOCOR, INC. AND SUBSIDIARIES
                      STATEMENT RE COMPUTATION OF RATIOS
                      RATIO OF EARNINGS TO FIXED CHARGES
                                (in thousands)

                                      1996        1995        1994        1993         1992
                                   ----------  ----------  ----------  -----------  ----------
EARNINGS (LOSS):

Loss                                ($12,763)    ($57,132)  ($126,658)    ($74,379)  ($194,146)

PLUS:

Fixed charges (below)                  9,648       18,903      21,719       22,820      24,046

LESS:

Interest capitalized                       -            -           -            -           -
                                   ----------  ----------  ----------  -----------  ----------
ADJUSTED EARNINGS (LOSS)             ($3,115)    ($38,229)  ($104,939)    ($51,559)  ($170,100)


FIXED CHARGES:

Rent expense deemed interest          $1,138       $1,191      $1,187       $1,987      $3,537

Interest expense                       8,351       17,001      19,821       20,087      19,798

Amortization of debt issuance cost       159          711         711          746         711

Interest  capitalized                      -            -           -            -           -
                                   ----------  ----------  ----------  -----------  ----------
TOTAL FIXED CHARGES                   $9,648      $18,903     $21,719      $22,820     $24,046

RATIO                                   *           *           *            *           *
                                        -           -           -            -           -


* Adjusted earnings did not cover fixed charges for the years ended December 31, 1996, 1995, 1994, 1993, and 1992 by $12,763,000, $57,132,000, $126,658,000,
$74,379,000, and $194,146,000 respectively.